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EXHIBIT 99.2

Corporate Governance Agreement

                         CORPORATE GOVERNANCE AGREEMENT

     By this Corporate Governance Agreement, entered into as of this 30th day of September, 2000 ("Agreement"), the parties identified below state, confirm, represent, warrant and agree as follows:

1.   RECITALS

     1.1. SIMULA. Simula, Inc. ("Simula" or the "Company") is a corporation organized and existing under and by virtue of the laws of the State of Arizona, with its principal place of business in Phoenix, Arizona.

     1.2. DESJARDINS. Stanley P. Desjardins ("Desjardins") is, and was at all times material hereto, a resident of Maricopa County, Arizona. Desjardins is the founder of Simula and currently serves as its Chairman of the Board and owns approximately 28% of the outstanding Common Stock of the Company.

     1.3. PURPOSE OF THIS AGREEMENT. Simula and Desjardins desire to enter into this Agreement to resolve certain issues that have arisen with respect to Desjardins' relationship with the Company in order to provide certainty to the Company, its employees, customers and shareholders regarding the manner in which the business and corporate governance of Simula will be conducted for the benefit of Simula and its shareholders.

     1.4. RECITALS PART OF AGREEMENT. The matters set forth in Article 1 of this Agreement are and shall be deemed to be material and operative provisions of this Agreement and not mere recitals.

2.   TERMS OF AGREEMENT

     2.1. CHANGES IN THE MANAGEMENT OF SIMULA. Effective immediately, Simula, acting through its Board of Directors, shall act to replace Donald Townsend as the Company's President and Chief Executive Officer with Bradley Forst, who shall serve in that capacity pursuant to a written employment agreement to be approved by the Board of Directors. The Board shall work with the Company's new President and Chief Executive Officer to effect additional management changes as soon as practicable and to obtain any necessary approvals for such changes from the Company's lenders. Without repudiating any existing agreement with the Company's management, the Company shall review and seek to renegotiate such agreements to modify the change in control and severance provisions contained in such agreements in a manner acceptable to the Board of Directors.

     2.2. PUBLIC COMMUNICATIONS. Within 10 days of the execution hereof, the Company and Desjardins will issue the press release attached hereto as EXHIBIT A and incorporated herein. During the Standstill Period, Desjardins agrees to publicly communicate his support for the Company and the decisions and actions undertaken by the Company at the
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          direction of its management or its Board of Directors and to refrain from any actions or communications that would reasonably be regarded as expressing a lack of support therefor, unless advised in writing by legal counsel that he would more likely than not violate his fiduciary duty to the Company by doing so.

     2.3. ACTIVITIES AS CHAIRMAN. In his capacity as Chairman of the Board of Directors, Desjardins shall undertake only those duties expressly set forth in the Company's Bylaws or expressly required by law. Desjardins acknowledges that the Chairman of the Board is not an officer position and does not carry with it any day-to-day operational duties, responsibilities or authority. Nothing in this Agreement shall be deemed to modify the Consulting Agreement between Simula and Desjardins, in the form attached hereto as EXHIBIT B and incorporated herein by reference. In --------- his capacity as a Consultant, Desjardins shall undertake only those duties and activities authorized by the Consulting Agreement.

     2.4. AVAILABILITY OF EQUITABLE RELIEF. The Company and Desjardins mutually acknowledge and agree that the obligations undertaken by each of them under this Agreement are special, unique and of an extraordinary character, and that Simula and it shareholders, officers and directors on the one hand, and Desjardins on the other hand, could not be adequately compensated by money damages for a breach of any of the provisions of this Agreement by the other party. In the event that any provision of this Agreement is breached by either party hereto, the non-breaching party shall be entitled to obtain (i) an injunction restraining such breach or threatened breach; and (ii) specific performance of any provision of this Agreement, in addition to any other right or remedy available to such non-breaching party. The parties hereto agree that a bond or other security shall not be a condition to the issuance of such injunction and/or for the ordering of such specific performance.

     2.5. CHAIRMAN'S STATUS. For a period of two (2) years from the date hereof, Desjardins will continue to serve as Chairman of the Board of Directors of Simula until his successor is duly elected and qualified in accordance with the Company's Articles of Incorporation and Bylaws. He shall be included in the Company's slate of director nominees at the 2001 Annual Meeting of Shareholders to serve on the Board of Directors for a term of not less than two (2) years.

     2.6. BOARD NOMINATIONS. Effective immediately, for a period of not less than two years, the Board will implement a policy of nominating persons to serve as directors who are not employees of the Company, except that the Board will continue to be permitted to nominate, in its discretion, the Company's Chief Executive Officer.

3.   GENERAL

     3.1. NOTICES. Any notice or other communication relating to this Agreement and any and all communications which might become necessary to effectuate the purposes of this Agreement, shall be delivered to the parties by certified mail, facsimile, a recognized overnight national delivery service, at the following addresses:

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          If to Desjardins:         Stanley P. Desjardins
                                    5200 South Lakeshore Drive
                                    #240
                                    Tempe, Arizona 85283


          If to Simula:             Simula, Inc.
                                    2700 North Central Avenue
                                    Suite 1000
                                    Phoenix, Arizona 85004
                                    Fax:  (602) 631-9005
                                    Attention:  Bradley P. Forst

          with copies to:           Bryan Cave LLP
                                    2800 North Central Avenue
                                    Suite 2100
                                    Phoenix, Arizona  85004
                                    Fax:  (602) 364-7070
                                    Attention:  Frank M. Placenti, Esq.


     3.2. MODIFICATIONS. No modification or amendment to this Agreement shall be valid, unless in writing and signed by the parties to this Agreement.

     3.3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, predecessors, successors and assigns of the parties hereto.

     3.4. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona applicable to agreements made or to be performed entirely within such state, without regard to the conflict of law principles of such state.

     3.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall together be considered one and the same agreement, and shall become effective when one or more of such counterparts have been signed by each of the parties.

     3.6. SEVERABILITY. In the event that any provision of this Agreement is declared to be invalid or illegal, for any reason, this Agreement shall remain in full force and effect and the same shall be interpreted as though such invalid or illegal provision was not a part hereof.

     3.7. ATTORNEYS' FEES. In the event that any party hereto is required to commence or otherwise participate in an action or other proceeding to enforce any right arising under this Agreement, the party prevailing in such action or other proceeding shall be entitled to recover all costs and attorneys' fees, such fees to be set by the court or other tribunal, and not by the jury.

     3.8. ADDITIONAL INSTRUMENTS AND ACTIONS. The parties hereto expressly agree to execute any or further additional instruments as may be required, or to perform any other act necessary to effectuate and carry out the

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          purposes of this Agreement, without the payment of additional consideration.

     3.9. HEADINGS; INTERPRETATION. The headings used herein are used for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and delivered as of the date hereof.

                                  SIMULA, INC.



                                  By: /s/ Brad Forst
                                     -------------------------
                                    Its  EVP - GENERAL COUNSEL
                                        ----------------------



                                  STANLEY P. DESJARDINS



                                  /s/  Stanley P. Desjardins
                                  ----------------------------

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